UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alentus Corporation
(Exact Name of Registrant in its Charter)

NEVADA	4813	26-1652605
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

3050 Rainbow Ave.

Pahrump, NV 89048

T: (877) 922 – 9903

F: (949) 271 - 4144

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

William King, Chief Executive Officer

25 Enterprise Drive, Suite 200

Aliso Viejo, CA 92656

T: (877) 678 - 9434

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

VINCENT & REES, L.C.

Attn: David M. Rees

175 South Main, 15th Floor

Salt Lake City, Utah 84111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.      .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate y check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	4,393,846	$.028	$123,027.68	$14.28
Total	4,393,846	$.028	$123,027.68	$14.28

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______________, 2011

PROSPECTUS

 4,393,846 shares

ALENTUS CORPORATION

Common Stock

 _________________________

This prospectus relates to the offer for sale of up to 4,393,846 of our common stock by certain existing holders of the securities, referred to as Selling Security Holders throughout this document. We will not receive any of the proceeds of this offering.

The common stock is traded in the OTC Market under the symbol “ALNS,” and upon the effectiveness of this Form S-1 the common stock will be traded on the Over-The-Counter Bulletin Board.  The most recent market trade occurred on October 3, 2011, at the price of $.03 per share. There is a lack of any meaningful market value quotations for our shares.

Except under certain circumstances, the Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at market prices prevailing at the time of sale.

Investing in our stock involves substantial risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: October _________, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated, as used in this prospectus, references to the “Company”, “Alentus”, “we”, “us”, or “our” refer to Alentus Corporation and its wholly-owned subsidiaries.

ABOUT OUR COMPANY

Overview

Alentus was originally formed in the state of New York on May 12, 2005, under the name Alpha 1 Products, Inc.  Alpha 1 Products, Inc. subsequently changed its name to Windfall Entertainment, Inc. on May 13, 2005.  Windfall Entertainment, Inc. subsequently changed its name to Blueberry Holdings, Inc. on June 17, 2005.

On November 8, 2007, certain shareholders of Blueberry Holdings, Inc., representing a majority of the shares of Blueberry Holdings, Inc. sold their shares in private transactions to certain individual purchasers representing a change in control of Blueberry Holdings, Inc.

Blueberry Holdings, Inc. subsequently changed its name to Alentus Corporation on December 21, 2007.  That same day Alentus Corporation merged into Alentus Corporation, a Nevada corporation, which was formed on December 7, 2007, effecting a change of domicile of Alentus Corporation to the state of Nevada.

On March 26, 2008, Alentus affected a 2.5:1 dividend to its shareholders of common stock, causing the Company to have approximately 51,005,731 shares of its common stock issued and outstanding. Following the issuance of the dividend, the Company approved the issuance of 1,000,000 shares to the shareholders of EnActen Corporation pursuant to a Share Exchange Agreement with EnActen Corporation whereby Blueberry Holdings, Inc. acquired 100% ownership in EnActen Corporation in exchange for 1,000,000 newly issued shares of the public company.  On April 4, 2008 Alentus acquired Websitesource, Inc., Web Hosting Groups, Inc., and Speed fox, Inc. The purchase price included the issuance of 538,461 shares of Alentus Corporation common stock to the selling shareholders.  Following the Share Exchange Agreement, Blueberry Holdings, Inc., and the acquisition of Websitesource, Inc., etc. the company had approximately 57,124,421 shares of its common stock issued and outstanding.

On June 2, 2008, Alentus acquired all of the outstanding stock of Areti Internet, Ltd. The purchase price included the issuance of 588,667 shares of common stock to be held in escrow subject to write down based on reps and warranties stated in the purchase agreement. However, the sellers have elected to instead take a note which is subject to the same reps and warranties. The company no longer needs to escrow the shares and has subsequently retired the shares.

On July 1, 2009, Alentus acquired Route Sense Corporation for 100,000 shares of common stock.

Company Information

Alentus is a web hosting company that has attracted customers from all over the world, but predominately the United States and Canada.  In 2001, Pacific Netware.com, Inc. formally changed its name to Alentus Corporation.  In 2002, the Company obtained a trademark on the name “Alentus.”  In 2006, the Company registered as “operating as” name “Alentus Internet Services.”  Detailed descriptions of the business structure and business activities are as follows:

Business and Growth Strategies

The Company plans to grow using both organic growth through increased marketing and acquisitions of smaller web hosting companies.   Like many web hosting companies, Alentus offers a reseller program which allows customers to sell hosting services for a discount on other services and/or percentage of sales.  Resellers are typically freelance web designers or IT consultants and are a good way to obtain new customers at a limited expense.

A vital part of the business strategy is to encourage the sale of advertising and professional services along with web hosting.  By packaging multiple internet solutions services, Alentus may be able to offer the services at a lower price than other competitors or if customers need to find multiple suppliers.  As many of the target customers do not have Internet expertise, their businesses will become reliant on the Company’s services.  This will allow the Company to maintain long-term relationships with services that grow along with its customers’ businesses.

Products

Alentus’s services are divided into two principal categories: (i) shared web hosting services, and (ii) dedicated/managed servers.  The shared web hosting services offered by the Company include a full selection of website hosting plans that are configured to meet virtually any site hosting requirements and budget.  Clients choose from a complete line of site hosting services and options, with comprehensive support for ASP, ASP.NET 2.0, Linux, Virtual Private Servers, PHP, SQL Server, MySQL, SharePoint, Microsoft Exchange and more than twenty other powerful and popular website applications.  The Company promotes and sells dedicated and managed servers using a website as well as a small sales staff.  These sites have been successful and allow the Company to promote its products and services in a clear, effective way.

For larger companies with extensive data need, Alentus offers dedicated servers.  Alentus stores the dedicated servers in its data centers and allows for web hosting and data storage.  However, since the server is exclusively for the use of one customer, that customer can customize the server to its hardware, software and bandwidth needs.  In addition to customizable options at purchase, dedicated servers can be upgraded later on as a company’s data needs grow.  An important feature of dedicated servers for many customers is its ability to offer exceptional security measures, which may not be available with shared servers, as the customer completely controls the firewall and other programs.

In addition, since 2010, Alentus offers domain registration along with its web hosting.  Customers can check the available domain names at different extensions (for example, .com or .net).  The Company then registers the available domain names with the International Corporation for Assigned Names and Numbers (“ICANN”) for a period of ten years.  For an additional fee, customers can use private registration for which they do not need to provide their personal information for registration of the domain name.

The Company primarily distributes its products and services through its websites.  The Company also has a reseller program that allows approximately 240 resellers to host bulk quantities of domains under a single customer account.  Another method of distribution is through approximately 215 affiliates that are paid a commission for referring customers.

Facilities

The Company currently operates the following two facilities:

1)

Alberta, Canada:  From within approximately 6,500 square feet of leased space in a downtown Edmonton office building, the Company owns and manages all core equipment needed to maintain its data center operations.  Over the past seven years, the Company has carefully managed its infrastructure in this space and currently has enough capacity for another 400 servers, or approximately twice that of its existing capacity.

The Company maintain 24-hour service agreements or on-call contracts with Cummins (diesel generator), Morris Electric (power distribution systems), Integra Mechanical (air conditioning systems), and Chubb Security (security systems).  The multi-homed connectivity of the Company includes several core backbone providers to the data center and diverse path fiber connectivity.  High availability routing infrastructure using multiple gigabit and ten-gigabit connections to Tier 1 upstream providers all controlled via BGP protocol, a protocol for exchanging routing information between gateway hosts (each with its own router) in a network of autonomous systems.

The Company’s servers will not shut down upon power failure due to the sophisticated power management system that connects to a commercial grade uninterrupted power supply and is backed-up by a long-term diesel generator, both of which are controlled by an automatic transfer switch ensuring the flow of power is never disrupted.  The Company has the ability to operate indefinitely during a power failure and maintains a one-week supply of fuel on-site in addition to continuous fuelling contracts.

The Company’s network operations and infrastructure, including the vast array of equipment contained therein, is wholly-owned by the Company.

2)

Ohio, United States of America:  The Company operates a state of the art data center in Columbus, Ohio.  It has a 600 amp, 480 volt utility power feed, 300kw generator, and 56 tons of cooling capacity.  The colocation environmental and power equipment is delivered by datacenter quality Liebert and APC commercial HVAC condenser units and uninterrupted power supply battery systems.  Multiple HVAC units and three uninterrupted power supply arrays ensure no single point of failure.  The facility is connected to the Alentus core network in Chicago through the deployment of multiple OC-12 SONET backbone rings.

Customers

Alentus is one of the most recognized hosting firms in Canada and is a Microsoft Gold Certified Partner.  With a business model focused on premium Windows-based hosting services, Alentus provides dedicated services to thousands of customers including Fortune 500 firms such as Coca-Cola, ADT Security, Intel, Kellogg’s, Sheraton Hotels, Fidelity Investments, Honeywell, and departments of the United States and Canadian governments.

In addition to offering various hosting services, Alentus offers an established customer base suitable to embrace various fast growing enterprise services such as managed converged voice, unified messaging, WAN connectivity, co-location, and dedicated Internet connectivity solutions.

Alentus has many high-profile clients including Honeywell, Coca-Cola, ADT Security, and departments of the U.S. and Canadian federal governments.  The Company has many other clients, however, and is not wholly dependent on a few major customers.  No customer makes up more than five percent of the Company’s revenue.  The Company currently has approximately 17,000 total customers.

Target Market

The Company sells its products and services to companies of all sizes and geographical locations.  The Company intends to focus its marketing for future customers on small and medium sized businesses (“SMBs”).  There are over 600 million SMBs in North America.  With the continuing increase of internet advertising and consumer use of mobile internet devises, it is vital for businesses to effectively advertise and market products through the Internet.

Therefore, the Company plans to target marketing plans to SMB owners who are seeking options to increase revenue through the use of the Internet.  By offering internet consultants and related products, the Company can provide SMBs with a customized solution using the Internet to create revenue for the underlying business.  In particular, Alentus will continue to develop features for mobile web devices, which are increasingly becoming a primary source for consumers to receive information about products and services.

Industry Summary

According to Royal Pingdom, a website monitoring service, there were 255 million websites on the Internet in December 2010.  For this reason, it is nearly impossible to quantify the total web hosting market.  Web Hosting Stuff, a web hosting review service for consumers, lists 16,798 web hosting companies in its directory, but with new companies forming and going out of business every day, it is difficult to test the accuracy of this number.

Web hosts store customers’ data on servers, generally in large data centers, which are constantly connected to the Internet.  While many large hosts own and operate their own centers, the vast majority of web hosting companies lease data and/or server space from independent data centers.  These data centers are large, highly protected buildings which have redundant internet and power sources to ensure that the servers’ uptime, the amount of time they are connected to the Internet is maximized.

Web hosting companies offer a wide range of services to customers.  Some companies focus on low-cost hosting services which cater to personal users and small internet-based businesses.  These sites offer little additional services for customers and thus are ideal for people or businesses with the technical knowledge and equipment to operate their website independently.

Larger web hosting companies often offer additional services and products to businesses of all sizes which require more complicated and sophisticated data and web storage.  While small to medium sized customers’ data is stored on shared servers with other uses, larger companies with advanced data needs can purchase a dedicated server.  These servers are stored and maintained similarly to shared servers, but because they contain data from only one customer, the customer can customize the server to his or her needs, as well as manage the service.

Due to high competition, the margins on simple web hosting are often low.  However, companies often offer ancillary services, such as Software as Service (“SaaS”) or e-mail services, to increase the amount of revenue per customer.

Again, because of its size, it is hard to quantify the growth in the web hosting industry.  Pingdom reports that there were 21.4 million new websites added in 2010, a significant decrease from 31.5 million in 2008 and 47 million in 2009.  This may signal a decrease in the absolute number of new websites per year, but it is still a 10% increase in the total number of websites in a single year.  In addition, there was a 14% increase in the number of worldwide Internet users in 2010, with this growth predicted to continue in future years.  With continued growth in Internet users, even if the absolute number of websites decline, the data needs of websites will grow creating more revenue potential for web hosting companies.

Competitors

The web hosting industry is saturated with over 16,000 companies listed on webhistingstuff.com, an industry review website.  For the most part, the majority of the companies are indistinguishable from one another.  They all offer various web hosting with prices based on domains allowed, data space, and/or bandwidth available.  Most of the companies are relatively small and many are just vehicles to produce small, continuous revenue streams for one or a few owners.

However, many larger sites also compete in the marketplace and account for a significant portion of domains hosted.  One of the largest, GoDaddy.com, started as a domain registry, but now is a full-service Internet solutions company that offers web hosting, web design, business advertising and consulting.  Yahoo!, the Internet search engine giant, now offers a small business service, which provides web hosting and business consulting for entrepreneurs and SMBs.  Many of the large web-hosting companies have increased the number of services offered to include network set-up, dedicated server hosting, and domain registration.  While technology services offered are common, more extensive business consulting and advertising services are not frequently offered by many of the largest competitors.  Slowly, web hosting companies are beginning to offer mobile services to help customers develop mobile websites to accompany their traditional sites.

While advertising and consulting companies do not compete with the core business of web hosting, many of the ancillary services companies such as Alentus and Web.com compete directly with those companies.  The goal for web hosting companies is to get customers to purchase as many supplemental services to increase revenue.  While it makes sense for companies to group all Internet service needs with one company, it may also be logical to keep web hosting with one company and use the consulting/advertising services of another company.  Web hosting companies have Internet expertise, but advertising agencies can combine Internet marketing campaigns with more traditional print or video advertisements, which may make more sense for some companies.  In additions, SMBs may limit online advertising to basic services such as the Yellow Pages or coupon sites.  These companies can offer relatively low-cost services separate from web hosting, which may be preferable to many companies.

Competitive Strengths within the Industry

The Company operates in a very competitive environment and competes with companies who have more resources and brand recognition.  However, the Company’s customer base is global, and thereby relatively insulated from regional economic swings.  As a Microsoft certified partner, we are able to resell Microsoft SharePoint software to a growing market.  Through our multiple country data centers we are able to reduce our bandwidth costs and offer our customers a true global solution.

Further, Alentus distinguishes itself as a singular partner for SMBs to promote their business on the Internet.  The Areti brand is a full service internet consulting and advertising company which can provide valuable services for SMBs who do not understand the complicated nature of the online business.  With this additional service that is not that common among web hosting companies, Alentus can attract new customers.  Further, the Company can offer these services to existing customers to increase the Company’s revenue.  With the massive number of competitors within the industry it is often difficult to attract new customers.  Therefore, it is crucial to be able to offer as many services as possible to maximize revenue.

Intellectual Property

The Company has written and owns one primary software application that is used daily by staff and customers.  The Alentus Management System (“AMS”) is a front-end Microsoft access application with a SQL (structured query language) server backend that runs inside the firewall on staff workstations.  The AMS handles most day-to-day business function, including server management, customer management, billing, collections, ordering, network management and more.

Number of Employees

Currently the Company has 32 employees.

The following chart depicts our corporate structure:

Use of Certain Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this report to:

•	"ALENTUS" "we," "us," or "our," "Successor" and the "Company" are references to the combined business of ALENTUS Corporation and its wholly-owned subsidiaries.

•	“Securities Act” are references to the Securities Act of 1933, as amended and references to “Exchange Act” are references to the Securities Exchange Act of 1934, as amended.

Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Nevada or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find Us

Our corporate headquarters are currently located at 3050 Rainbow Avenue, Pahrump, Nevada 89048.  Our telephone number is (877) 922 – 9903, our facsimile number is (949) 271 – 4114, and our website is www.alentuscorporation.com.

SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2010 and December 31, 2009 are derived from our December 31, 2010 and 2009 audited financial statements. The statement of operations and balance sheet data for the six months ended June 30, 2011 were derived from our reviewed financial statements for the period ended June 30, 2011.

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	Six Months Ended June 30, 2011%		Six Months Ended June 30, 2010%

Revenue	2,427,747	100.0	3,162,754	100.0
COGS	573,491	23.6	981,623	31.0
Gross Profit	1,854,257	76.4	2,181,131	69.0

Operating Expenses	2,212,232	91.1	2,622,341	82.9

Operating Income	(357,976)	(14.7)	(441,210)	(14.0)

Other Income/(Expenses)	222,001	9.1	(462,369)	(14.6)

Net Income	(135,974)	(5.6)	(903,579)	(28.6)

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. Net revenue for the six months ended June 30, 2011 were $2,427,747, compared to $3,162,754 in the comparable period in 2010.  Operating expenses were $2,212,232 for the six months ended June 30, 2011 compared with $2,622,341 in the comparable period in 2010.  Other expenses for the six months ended June 30, 2011 were $222,001, compared with $(462,369) in 2010.

For the six months ended June 30, 2011, the Company incurred a net loss of $135,974 and a positive cash flow from operations of $296,395 as compared to a net loss of $903,579 and a negative cash flow from operations of $(601,643) for the corresponding period in 2010.

At June 30, 2011, the Company had cash funds of $208,779.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Relating to Our Company

1.

We may not be able to compete with current and potential competitors, some of who have greater resources and experience than we do.

We may not have the resources to compete with our existing competitors or with any new competitors. Many of our competitors have significantly greater personnel, financial, and managerial resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Moreover, the demand for our products and services increases, new companies may enter the market and the influx of added competition will pose an increased risk to our Company. Increased competition may lead to price wars, which would harm us since we would be unable to compete with companies with greater resources.

2.

We need to retain key personnel to support our business and ongoing operations.

Our future success depends upon the continued services of our executive officers and the engagement of key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to develop our company and to market and sell our intended products, which could adversely affect our financial results and impair our growth.

3.

Our executive officers own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Our executive Officers presently own, in the aggregate, 39.8% of our outstanding common stock. As a result, our executive officers have substantial control over all matters submitted to our stockholders for approval including the following matters: election of our Board of Directors; removal of any of our directors; amendment of our Articles of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us. Other stockholders may consider the corporate decisions made by our executive officers to be inconsistent with the interests of these stockholders. In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot or will not manage the affairs of the company in accordance with such stockholders’ wishes.

4.

Our Growth Plan is based upon Management’s projection of what may happen in the future, and such predictions may not occur. Actual results may differ materially.

Our growth plan is based upon Management's projections of estimated available cash flow, expenses, revenue, revenue over profit, earnings before interest, taxes and depreciation, sales cycle time and other measures of projected economic performance. These projections are made in Management's view of what may happen in the future, and are not based upon historical projections.

5.

We will incur increased costs as a result of being a public company.

If we are able to become a public company, we will incur significant legal, accounting and other expenses. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

6.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

New or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which may result in additional expenses. While there is limited regulation of our business at the state and federal level, any change to such regulation could adversely affect our business. Our clients are often regulated, and their ability to pay us or our ability to provide services may be impacted by changes in regulation.  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our business may be materially impacted and our reputation may be harmed.

7.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and/or our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

8.

The Company likely has low brand recognition.

With the number of brands available, the Alentus’ brands are not well-know and are not readily recognizable.  There are numerous websites that list top web hosting companies and while they all have very different lists, the same set of companies often reappear.  Thus, it is likely that new customers would gravitate towards those companies, making it difficult for Alentus to organically grown new customers without significant marketing efforts.  The Company plans to mitigate this risk factor through acquisitions and cross-selling production, however, having low brand recognition will likely limit rapid Company growth.

9.

There are low barriers to market entry, therefore, large, innovative and well-capitalized firms may enter the market.

The biggest threat in almost any industry is the chance that a large, innovative, and well-capitalized firm enters the market.  Currently Google and Yahoo are the dominant leaders in producing online advertising revenues from their search engines.  While is appears unlikely that either company is substantially interested in web hosting, either, or both could develop additional advertising services or other services which directly compete in our market.  This may drastically limit the amount of ancillary services our customers buy, which would lower our revenues, and materially impact our business.

10.

We compete in a highly competitive market.

There are thousands of web hosting and ancillary service providers.  To the average non-technology company owner or manager, most web hosting companies look virtually identical.  This makes it difficult to attract new customers.  Web hosting companies must differentiate themselves by offering better and more services, but also must be able to promote those services.  In addition, a company must acquire new revenue-producing customers to grow, and a highly competitive market makes this more difficult.  Therefore, the Company could be materially affected by the highly competitive market in which it competes.

Risks Relating To Our Common Stock

11.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 350,000,000 shares of common stock, par value $0.001 per share, of which, as of October 4, 2011, 99,038,280 shares are issued and outstanding; 1,000,000 shares of Preferred Stock Series A, par value $0.001 per share, of which, as of October 4, 2011, 5,445 shares are issued and outstanding; and 1,000,000 shares of Preferred Stock Series B, par value $0.001, or which, as of October 4, 2011, 8,519 shares are issued and outstanding.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

12.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

Obtain financial information and investment experience objectives of the person; and

•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

13.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

14.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

15.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.

16.

Legal actions.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. In the event there was any such legal action, there would be costs of defense that would be variable. The Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of running a public company and the legal work that may be necessary for implementing the Company’s business plan of expansion.

17.

Risks related to financial projections.

The financial projections contained in this Prospectus are based on certain assumptions and estimates and, although the Company believes there is a reasonable basis for the assumptions and estimates upon which the projections are based, there can be no assurance that the revenues stated therein will be attained or that expenses will not be higher than estimated.  Much of the information contained in the projections is based on assumptions and estimates that are subject to variations that could be beyond the control of the Company and could have a substantially adverse effect on the performance and profitability of the Company. Accordingly, no representation is or can be made as to the future operations or the amount of any future income or loss of the Company. In addition, the projections were prepared by management and have not been reviewed by any independent certified public accountant.  Each investor should consult his own attorney, accountant or other advisors concerning an investment in the Company.

18.

There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002 in the event we become a fully reporting company.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404a of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404a of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404a. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

19.

The Financial Industry Regulation Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Risks Associated with this Offering

20.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Market, and upon the effectiveness of this Form S-1 will be traded on the Over-The-Counter Bulletin Board.  Trading of our stock through the OTC Market and eventually through the Over-The-Counter Bulletin Board is frequently thin and highly volatile. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for shareholders to sell their stock. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

21.

We anticipate the need to sell additional authorized shares in the future.  This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

22.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operation.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the over-the-counter market OTC Pinksheets under the symbol “ALNS”. After the effective date of the registration statement relating to this prospectus, we hope to have our common stock eligible for trade on the OTC Bulletin Board.  However, there is no assurance that a trading market will develop on the OTC Bulletin Board, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Holders of Our Common Stock

As of October 4, 2011, we have approximately 39 shareholders of record and 99,038,280shares issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We have not reserved any securities for issuance under any equity compensation plan, as we currently have not adopted any equity compensation plan.

DILUTION

We are not selling any shares in this offering. All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

Forward Looking Statements

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the other financial information appearing elsewhere in this prospectus.  In addition to historical information contained herein, the following discussion and other parts of this prospectus contain certain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under “Risk Factors”, as well as factors discussed elsewhere in this prospectus.  The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

Overview

Alentus was originally formed in the state of New York on May 12, 2005 under the name Alpha 1 Products, Inc.  Alpha 1 Products, Inc. subsequently changed its name to Windfall Entertainment, Inc. on May 13, 2005.  Windfall Entertainment, Inc. subsequently changed its name to Blueberry Holdings, Inc. on June 17, 2005.

On November 8, 2007, certain shareholders of Blueberry Holdings, Inc., representing a majority of the shares of Blueberry Holdings, Inc. sold their shares in private transactions to certain individual purchasers representing a change in control of Blueberry Holdings, Inc.

Blueberry Holdings, Inc. subsequently changed its name to Alentus Corporation on December 21, 2007.  That same day Alentus Corporation merged into Alentus Corporation, a Nevada corporation, which was formed on December 7, 2007, effecting a change of domicile of Alentus Corporation to the state of Nevada.

Plan of Operations

For the Six- month Period Ended June 30, 2011 and 2010 (Unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	2011	%	2010	%

Revenue	2,427,747	100.0	3,162,754	100.0
COGS	573,491	23.6	981,623	31.0
Gross Profit	1,854,257	76.4	2,181,131	69.0

Operating Expenses	2,212,232	91.1	2,622,341	82.9

Operating Income	(357,976)	(14.7)	(441,210)	(14.0)

Other Income/(Expenses)	222,001	9.1	(462,369)	(14.6)

Net Income	(135,974)	(5.6)	(903,579)	(28.6)

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. The decline in revenue, cost of goods sold and operating expenses are primarily attributed to the sale of the UK subsidiary in Nov 2010. In addition, we also reduced cost of goods sold and operating expenses through improved vendor contracts and costs elimination. Other expenses primarily include amounts for ongoing interest, as well as one time settlements with vendors and debt holders and a loss on sale of the UK subsidiary.

The following tables set forth key components of our balance sheet for the six month periods ended June 30, both in dollars.

	2011	2010

Current Assets	397,274	274,963

Property and Equipment	557,283	748,544

Other Assets	4,759,018	6,682,391

Total Assets	5,713,575	7,705,899

Current Liabilities	2,357,730	3,032,351

Long Term Liabilities	4,054,776	8,089,788

Total Liabilities	6,412,506	11,122,139

Stockholder Equity	(698,931)	(3,416,241)

Total Liabilities and Equity	5,713,575	7,705,899

The decline in Property and Equipment is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as depreciation of owned assets.  The decline in Other Assets is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as amortization of intangible assets.  The decline in Current Liabilities is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as a general decrease in accounts payable.  The decline in Long Term Liabilities is mainly attributed to the debt restructuring in September 2010 that substantially reduced debt and accrued interest outstanding.  The increase in Shareholder Equity is mainly attributed to the debt restructuring in September 2010 that substantially reduced debt and accrued interest outstanding and converted a significant portion into equity.

At June 30, 2011, the Company had cash funds of $208,779.

For the Twelve- month Periods Ended December 31, 2011 and 2010 (Audited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenue for the periods indicated in dollars.

	2010	%	2009	%

Revenue	5,974,178	100.0	6,516,303	100.0
COGS	1,837,836	30.8	2,392,570	36.7
Gross Profit	4,136,343	69.2	4,123,733	63.3

Operating Expenses	5,048,005	84.5	6,024,988	92.5

Operating Income	(911,662)	(15.3)	(1,901,254)	(29.2)

Other Income/(Expenses)	280,206	4.7	(932,173)	(14.3)

Net Income	(631,456)	(10.6)	(2,833,427)	(43.5)

Net revenue consists of sales, net of refunds, and other income, including refunds by vendors. The decline in revenue, cost of goods sold and operating expenses are primarily attributed to the sale of the UK subsidiary in Nov 2010 and general improved vendor contracts and costs elimination. Other expenses primarily include amounts for ongoing interest, as well as one time settlements with vendors and debt holders and a loss on sale of the UK subsidiary.

The following tables set forth key components of our balance sheet for the twelve month periods ended December 31, both in dollars.

	2010	2009

Current Assets	299,312	221,475

Property and Equipment	653,258	861,165

Other Assets	5,316,729	7,193,777

Total Assets	6,269,299	8,276,416

Current Liabilities	2,569,128	3,492,032

Long Term Liabilities	5,190,749	7,746,164

Total Liabilities	7,759,877	11,238,197

Stockholder Equity	(1,490,578)	(2,961,781)

Total Liabilities and Equity	6,269,299	8,276,416

The decline in Property and Equipment is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as depreciation of owned assets.  The decline in Other Assets is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as amortization of intangible assets.  The decline in Current Liabilities is mainly attributed to the sale of the UK subsidiary in Nov 2010 as well as a general decrease in accounts payable.  The decline in Long Term Liabilities is mainly attributed to the debt restructuring in September 2010 that substantially reduced debt and accrued interest outstanding.  The increase in Shareholder Equity is mainly attributed to the debt restructuring in September 2010 that substantially reduced debt and accrued interest outstanding and converted a significant portion into equity.

At December 31, 2011, the Company had cash funds of $136,065.

Liquidity and Capital Resources

The Company has been and is currently operating with a relatively low level of cash and liquidity and that could lead to difficulty if not favorably resolved. The Company desires to improve that through additional equity and debt investments in the Company and cash generated from higher revenues.

The Company does have exposure to currency exchange rates and it does not currently engage in any hedge activities. At the end of 2010 that exposure is primarily between US and Canadian dollars. If the US dollar were to weaken substantially that would have a moderately negative impact on our consolidated results, both revenue and income.

The Company does not believe it has any restrictions on the movement of cash between subsidiaries.

The Company’s management believes that the current cash and cash flow from operations will be sufficient to meet anticipated cash needs including for working capital and capital expenditures, for the foreseeable future.  The Company may require additional cash resources due to changed business conditions or other future developments.  The Company may seek to sell additional equity or debt securities or increase its credit facility.  The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

The Company’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including: investors’ perception of, and demand for, securities of alternative manufacturing media companies; conditions of the U.S. and other capital markets in which we may seek to raise funds; future results of operations, financial condition and cash flow.  Therefore, the Company’s management cannot assure that financing will be available in amounts or on terms acceptable to the Company, or if at all. Any failure by the Company’s management to raise additional funds on terms favorable to the Company could have a material adverse effect on the Company’s liquidity and financial condition.

Results of Operations

The Company has spent very little on sales and marketing in recent years relative to many competitors. This results in a slow loss of revenues and customer base. The Company desires to raise additional investment in the future to enable it to grow the business organically and through acquisition. Such efforts would reverse the loss of revenues. Generally speaking our costs are highly correlated to revenues although with some reasonable economy of scale. Therefore as our revenues increase we expect our income to improve.

Inflation has had a very small impact on the Company’s revenue and income particularly in the three most recent years. We typically have multi-year fixed price leases for facilities and major cost of good sold contributors. The one exception is the labor for customer support but the general economic environment has not required any significant wage increases in that timeframe.

Pricing pressure has continued in the past three years but has not had a significant impact on revenue and income. The company strategy is to offer more functionality at a similar price to mitigate such price erosion and keep the average revenue per customer relatively stable.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
[Long-Term Debt Obligations]	$4,712,857	$310,123	$1,129,605	$1,540,296	$1,732,833
[Capital Lease Obligations]	$48,249	$29,847	$18,402	0	0
[Operating Lease Obligations]	$248,610	$178,536	$70,074	0	0
[Purchase Obligations]	0	0	0	0	0
[Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP]	0	0	0	0	0
Total	$5,009,716	$518,506	$1,218,081	$1,540,296	$1,732,833

The Long Term Debt Obligations includes principal and interest payments. It also includes an automatic principal to equity conversion of $700,000 in March 2011.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

BUSINESS AND RECENT DEVELOPMENTS

ALENTUS Corporation

Alentus was originally formed in the state of New York on May 12, 2005 under the name Alpha 1 Products, Inc.  Alpha 1 Products, Inc. subsequently changed its name to Windfall Entertainment, Inc. on May 13, 2005.  Windfall Entertainment, Inc. subsequently changed its name to Blueberry Holdings, Inc. on June 17, 2005.

On November 8, 2007, certain shareholders of Blueberry Holdings, Inc., representing a majority of the shares of Blueberry Holdings, Inc. sold their shares in private transactions to certain individual purchasers representing a change in control of Blueberry Holdings, Inc.

Blueberry Holdings, Inc. subsequently changed its name to Alentus Corporation on December 21, 2007.  That same day Alentus Corporation merged into Alentus Corporation, a Nevada corporation, which was formed on December 7, 2007, effecting a change of domicile of Alentus Corporation to the state of Nevada.

On March 26, 2008, Alentus affected a 2.5:1 dividend to its shareholders of common stock, causing the Company to have approximately 51,005,731 shares of its common stock issued and outstanding. Following the issuance of the dividend, the Company approved the issuance of 1,000,000 shares to the shareholders of EnActen Corporation pursuant to a Share Exchange Agreement with EnActen Corporation whereby Blueberry Holdings, Inc. acquired 100% ownership in EnActen Corporation in exchange for 1,000,000 newly issued shares of the public company.  On April 4, 2008 Alentus acquired Websitesource, Inc., Web Hosting Groups, Inc., and Speed fox, Inc. The purchase price included the issuance of 538,461 shares of Alentus Corporation common stock to the selling shareholders.  Following the Share Exchange Agreement, Blueberry Holdings, Inc., and the acquisition of Websitesource, Inc., etc. the company had approximately 57,124,421 shares of its common stock issued and outstanding.

On June 2, 2008, Alentus acquired all of the outstanding stock of Areti Internet, Ltd. The purchase price included the issuance of 588,667 shares of common stock to be held in escrow subject to write down based on reps and warranties stated in the purchase agreement. However, the sellers have elected to instead take a note which is subject to the same reps and warranties. The company no longer needs to escrow the shares and has subsequently retired the shares.

On July 1, 2009, Alentus acquired Route Sense Corporation for 100,000 shares of common stock.

Recent Developments

On August 4, 2011, the Company entered into a Draft Securities Purchase Agreement with a potential investor. The Draft Agreement is an expression of interest only and is currently not construed as a binding agreement, and will not be construed as a binding agreement until the terms are finalized between the parties. In connection with the Draft Agreement, the contents of this Form S-1 may be amended to include some or all of the potential investors shares prior to finalization.

OUR OPERATIONS

Alentus is a web hosting company that has attracted customers from all over the world, but predominately the United States and Canada.  In 2001, Pacific Netware.com, Inc. formally changed its name to Alentus Corporation.  In 2002, the Company obtained a trademark on the name “Alentus.”  In 2006, the Company registered as “operating as” name “Alentus Internet Services.”  Detailed descriptions of the business structure and business activities are as follows:

Alentus’s services are divided into two principal categories: (i) shared web hosting services, and (ii) dedicated/managed servers.  The shared web hosting services offered by the Company include a full selection of website hosting plans that are configured to meet virtually any site hosting requirements and budget.  Clients choose from a complete line of site hosting services and options, with comprehensive support for ASP, ASP.NET 2.0, Linux, Virtual Private Servers, PHP, SQL Server, MySQL, SharePoint, Microsoft Exchange and more than twenty other powerful and popular website applications.  The Company promotes and sells dedicated and managed servers using a website as well as a small sales staff.  These sites have been successful and allow the Company to promote its products and services in a clear, effective way.

The Company primarily distributes its products and services through its websites.  The Company also has a reseller program that allows approximately 240 resellers to host bulk quantities of domains under a single customer account.  Another method of distribution is through approximately 215 affiliates that are paid a commission for referring customers.

Environmental Matters

Not applicable.

Principal Executive Offices

Our corporate headquarters are currently located at 3050 Rainbow Avenue, Pahrump, Nevada 89048.  Our telephone number is (877) 922 – 9903, our facsimile number is (949) 271 – 4114, and our website is www.alentuscorporation.com.

DESCRIPTION OF PROPERTY

From within approximately 6500 square feet of leased space in a downtown office building, the Company owns and manages all core equipment needed to maintain its data center operations. Over the past seven years, the Company has carefully built up its infrastructure in this space and currently has enough capacity for another 500 servers, or approximately twice its existing capacity.

The Company maintains 24-hour services agreements or on-call contracts with Cummins (diesel generator), Morris Electric (power distribution systems), Integra Mechanical (air conditioning systems), and Chubb Security (security systems). The multi-homed connectivity of the Company includes three upstream providers in the data center, high-availability CISCO BGP4 multi-homed routing architecture, internet connections that incorporate multiple, high-speed lines including redundant, full, 100Mbps circuits with three Tier-1 Carriers, and peering arrangements with upstream carriers.

The Company’s servers will not shut down upon power failure due to the sophisticated power management system that includes UPS, a diesel generator and automatic transfer switch. The Company has the ability to operate indefinitely during a power failure and maintains a one-week supply of fuel on-site. The Company’s network operations and infrastructure, including the vast array of equipment contained therein, is wholly-owned by Alentus Corporation.

In addition to the Edmonton facility, Alentus operates a state of the art data center in Columbus, Ohio. It has a 600 amp, 480 volt utility power feed, 300kw generator and 56 tons of Liebert cooling capacity. This facility also has two 100Mbps circuits with two Tier-1 carriers, and peering arrangements with upstream carriers.

In Austin, Texas the company operates leased space in a SunGard facility that includes Tier 1 ISP backbones to various local loops for redundant OC-3’s. A fully owned Cisco powered internet mesh platform that is powered by a redundant UPS system with backup diesel generators.

MANAGEMENT

The directors and executive officers of the Company are:

Name	Age	Position
William Alan King	42	Chief Executive Officer and Chairman of the Board of Directors
Randy Reineck	54	President and Director
Lee Danna	70	Director

William Alan King, age 42, is currently the chief executive officer and chairman of the Board of Directors of the Company.  He has held this position since February of 2007.  In addition to this,   since December of 2004, he has been the chief executive officer of Iron Grid Ltd., and has run the day-to-day operations of this company.  Prior to this, from May of 2001 to November of 2004, he was the chief executive officer of Global Satellite, overseeing all of the daily operations.  He currently serves on the Board of Directors for Iron Grid Ltd.

Further, Mr. King has substantial experience as an entrepreneur in the high tech arena.  As the founder and chief executive officer of IDC, a major Zland.com SaaS franchisee, he established a presence in 17 major markets across the United States.  As founder and chief executive officer of Global Satellite he built a top five dealership for providers such as DirecTV, Dish Network, and Hughes Net Services.  In addition, to these operational roles, Mr. King has over eight years of experience in the investment banking business with key positions at A.G. Dickinson & Co. in New York, Cruttenden Roth & Company in Irvine, First Union in Newport Beach, and E*Offering in Palo Alto.  Accomplishments include: (i) raising over $35 million for pre-IPO companies, and (ii) achieving top performance rankings for his company divisions.  Mr. King Majored in Finance at Northeastern University and the University of Massachusetts at Lowell.

Randy Reineck, age 54, is currently the president and a member of the Board of Directors of the Company.  He has served in this capacity since February 2009.  Prior to this, from October 2005 to January 2009, he was the owner and general manager of Real Estate Development.  From August 2000 to September 2005 he was the president of MIS Technologies, Inc.  Other than with the Company he currently has no other board memberships or affiliations.

Mr. Reineck has more than 25 years of experience in the information technology arena in various sized companies from start-ups to companies that have over a billion dollars in revenue.  Mr. Reineck was the founder of MIS Technologies, a managed Internet services provider based in Irvine and prior to that, was the vice president of technology and corporate development for Zland.com, an industry pioneer in the SaaS business based in Aliso Viejo.  Prior to that Mr. Reineck was vice president of worldwide sales, marketing, and business development for Zycad Corporation, a NASDAQ company and leader in the semiconductor design and manufacturing tools space based in silicon valley.  Mr. Reineck was also a senior manager of worldwide business planning at Prime Computer, where he was a key employee involved in the identification and execution of strategic investments and acquisitions including the $700 million acquisition of Computervision.  Mr. Reineck is a graduate of the Massachusetts Institute of Technology with a degree in electrical engineering and a minor from the Sloan School of Management with a focus in economics.

Lee Danna, age 70, is currently a director of the Company.  In addition to serving on the board of directors for the Company, he was the chief executive officer of Quantum Health Beverages, Inc., from September 2007 to June 2011.  From September 1996 to March 2007 he served as the chief executive officer of GenuTec Business Solutions, Inc.  In addition to his affiliation with the Company, he is the managing director of Danna & Associates.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.  In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors. Further, we are not a "listed company" under SEC rules and thus we are not required to have a compensation committee or a nominating committee.

We do not have any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to our board of directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors assesses all candidates, whether submitted by management or shareholders, and makes recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer at the address appearing on the face page of this Current Report.

Term of Office

Our directors are appointed for a two-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the applicable annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Audit Committee

We do not have a standing audit committee of the Board of Directors. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Item 401(e) of Regulation S-B is beyond its limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Certain Legal Proceedings

No director, nominee for director, or executive officer has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively.  Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Code Of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics is filed as Exhibit 14.1.

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2010, 2009 and 2008:

SUMMARY COMPENSATION TABLE

Annual Compensation
Name/Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Option Stocks/Payouts Awarded

William Alan King, CEO and Chairman of the Board	2010 2009 2008	$150,000 $150,000 $150.000	- - -	$7,193.26 (2) $6,542.25 (2) $6,312.00 (2)	- 12,800,000 (1) -

Randy Reineck, President and Director	2010 2009 2008	$117,000 $99,000 -	- - -	$4,104(2) $3,420(2) -	1,600,000(1) 10,500,000(1) -

Lee Danna, Director	2010 2009 2008	- - -	- - -	- - -	- - -

(1)

Subject to vesting conditions.

(2)

Health benefits.

Employment Agreement

The Company has employment agreements with William King, its Chief Executive Officer and Chairman and Randy Reineck, its President and Director.

On September 9, 2010, the Company entered into an Employment Agreement with William King (attached as Exhibit 10.3).  As set forth under the Employment Agreement, Mr. King’s term as the Chief Executive Officer of the Company shall be three years from the date of the Employment Agreement and shall auto extend for additional one year increments if neither party to the Employment Agreement gives at least six months’ notice prior to the expiration of the then current term.  Under the Employment Agreement, Mr. King shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Board of Directors that are consistent with and normally associated with such position.  Further, Mr. King shall devote substantially all of his business time, effort and energies exclusively to the business of the Company.  The Employment Agreement stipulates that the Company shall pay Mr. King a base salary at the annual rate of $150,000.  Further, Mr. King is entitled under the Employment Agreement to increases in his salary as determined by the Company’s Board of Directors.

On September 9, 2010, the Company entered into an Employment Agreement with Randy Reineck (attached as Exhibit 10.4).  As set forth under the Employment Agreement, Mr. Reineck’s term as the President of the Company shall be three years from the date of the Employment Agreement and shall auto extend for additional one year increments if neither party to the Employment Agreement gives at least six months’ notice prior to the expiration of the then current term.  Under the Employment Agreement, Mr. Reineck shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Board of Directors that are consistent with and normally associated with such position.  Further, Mr. Reineck shall devote substantially all of his business time, effort and energies exclusively to the business of the Company.  The Employment Agreement stipulates that the Company shall pay Mr. Reineck a base salary at the annual rate of $135,000.  Further, Mr. Reineck is entitled under the Employment Agreement to increases in his salary as determined by the Company’s Board of Directors.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common and preferred stock as of October 4, 2011, for:

·	each of our executive officers and directors;
·	all of our executive officers and directors as a group; and
·	any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Shares	William Alan King 25 Enterprise Drive, Suite 200 Aliso Viejo, CA 92656	30,950,000	31.3%

Common Shares	Tryon Sisson 1279 Westwind Circle Westlake Village, CA 91361	9,718,461(2)	9.8%

Common Shares	Randy Reineck 3050 Rainbow Ave. Pahrump, NV 89048	6,847,050	6.9%

Common Shares	Marietta Dermatology Assoc.PA Profit Sharing FBO Myles S. Jordan 10 Vickwood Court Marietta, GA 30068	6,000,000	6.0%

Preferred Shares	William Alan King 25 Enterprise Drive, Suite 200 Aliso Viejo, CA 92656	2,000	19.4%

Preferred Shares	OC Eleven Investors LLC 17240 E. 17th St. Tustin, CA 92780	2,879	27.9%

Preferred Shares	Stanley Raskas 301 Overlook Dr. New Rochelle, NY 10884	1,180	11.5%

Preferred Shares	Gerova Asset Backed Holding LLC 41 Madison Ave., 29th Floor New York City, NY 10010	2,800	27.2%

(1)

Based on 99,038,280common shares issued and outstanding as of October 4, 2011, 5,445 Preferred Stock Series A shares issued and outstanding as of October 4, 2011 and 8,519 Preferred Stock Series C shares issued and outstanding as of October 4, 2011.

(2)

1,000,000 of these shares are beneficially owned in a living trust in the name of Tyron & Dolores Sisson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2009 and 2010, the Company made stock purchase loans to Randy Reineck, current president and director of the Company, at variable rates between two and four percent p.a., for the purpose of purchasing common stock in the Company.  As of March 20, 2011, the outstanding principal balance on those loans is $63,160.

Other than as previously disclosed, none of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-

The officers and directors;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;

-

Any relative or spouse of any of the foregoing persons who have the same house as such person.

SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of October 4, 2011, by the Selling Shareholders included in this Prospectus.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of, or to direct the disposition of, the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The shares acquired by the Selling Shareholders were all for services rendered.

As far as any position, office, or other material relationship which each Selling Shareholder has had within the past three years, the list is as follows:  William King is the current CEO and Chairman; Randy Reineck is the current President and Director; David M. Rees, Chase Chandler, Callie T. Jones and Lisa M. Demmons are the company’s legal counsel at the law firm Vincent & Rees, L.C.

Additionally, we have continuing relationships with the following individuals and in the following manners:  William King and Randy Reineck are currently employees of the Company; David M. Rees, Chase Chandler, Callie T. Jones and Lisa M. Demmons are the company’s legal counsel at the law firm Vincent & Rees, L.C.

The percentages below are calculated based on 99,038,280 shares of our common stock issued and outstanding as of October 4, 2011.

Name of Selling Shareholder and Position, Office, or Material Relationship with the Company	Common Shares Owned by the Selling Shareholder	Total Shares to be Registered Pursuant to this Prospectus	Total Shares After Completion of the Offering
William Alan King	30,950,000	3,095,000	27,855,000
Randy Reineck	6,847,050	530,000	4,770,000
Tryon N. Sisson	6,188,461	518,846	4,669,615
David M. Rees	442,000	190,000	252,000
Chase Chandler	20,000	20,000	0
Lisa M. Demmons	20,000	20,000	0
Callie T. Jones	20,000	20,000	0

Our securities have been traded on the over-the-counter market under the symbol “ALNS.”  After the effective date of the registration statement relating to this prospectus, we hope to have our common stock eligible for trading on the Over the Counter Bulletin Board.

The shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Shareholders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the Selling Shareholders who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.

Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a Selling Shareholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 350,000,000 common shares, $0.001 par value per share, 1,000,000 Preferred Stock Series A, $0.001 par value per share, and 1,000,000 Preferred Stock Series C, $0.001 par value per share.

Common Stock

As of October 4, 2011, 99,038,280shares of common stock are issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The presence, in person or by proxy, of shareholders holding at least fifty-one (51%) percent of the shares entitled to vote shall be necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have authorized 1,000,000 Preferred Stock Series A, at a par value of $0.001 per share.  Of these shares, as of October 4, 2011, 5,445 shares were outstanding amongst six shareholders.

We have authorized 1,000,000 Preferred Stock Series C, at a par value of $0.001 per share.  Of these shares, as of October 4, 8,519 shares were outstanding amongst eight shareholders.

Warrants

As of October 4, 2011, we have 750,000 three year warrants with an exercise price of $0.02. The Form of Warrant is attached as Exhibit 99.2)

Options

In 2009, the Company adopted the 2009 Stock Incentive Plan (the “Plan”) (filed as Exhibit 99.1).  The purpose of the Plan is to provide a means whereby eligible individuals can acquire common stock of the Company.  The Plan provides employees (including officers and directors) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and employees, officers, directors, independent contractors, and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 or 423 of the Internal Revenue Code of 1986, as amended.  The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of services for the Company.  Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, entitling holders to cash compensation measured by appreciation in the value of the stock.  A summary of the Plan is given below.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Options Vested: 10,417,972 Options Total: 23,944,000	4 cents per share	7,300,000
Equity compensation plans not approved by security holders	Warrants Vested: 750,000 Warrants Total: 2,500,000	2 cents per share	0
Total	Vested: 11,167,972 Total:26,444,000	Vested: 3.9 cents Total: 3.8 cents

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

NASDAQ Over-the-Counter Bulletin Board

Our common stock is currently traded in the over-the-counter market and prices are quoted on OTC Market.  Upon the effectiveness of this Form S-1 our common stock will be traded on, and prices quoted on, the Over-The-Counter Bulletin Board under the symbol “ALNS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.  They are located at 2469 East Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  The telephone number is (801) 274-1088, the facsimile number is (801) 274-1099, and the e-mail address is justblank2000@yahoo.com.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 4, 2011, we had outstanding 99,038,280shares of common stock.

Shares Covered by this Prospectus

All of the 4,393,846 shares of common stock being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

In general, under Rule 144 promulgated under the Securities Act as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of October 4, 2011, would equal approximately 990,382 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD’s Electronic Bulletin Board, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If in the future our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate at any time during the six months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year would be entitled to sell these shares under Rule 144 without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate. We believe that 49,532,334 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this prospectus is declared effective by the Commission;

•

broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with re-sales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation other than disclosed herein.

The Company involved in a legal proceeding and dispute regarding an acquisition. The issue in dispute is the amount of payment remaining on a promissory note. As a conservative approach, the full face value of the final purchase payment is currently accounted for on the Company’s balance sheet.

The validity of the common stock being offered by this prospectus will be passed upon for us by Vincent & Rees, L.C., of Salt Lake City, Utah, which has acted as our counsel in connection with this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus, and the registration statement, have been audited by Stan J.H. Lee, CPA/CMA, PCAOB. an independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Our legal counsel, Vincent & Rees, L.C., received 250,000 shares of our common stock in exchange for the legal services performed related to this Registration Statement. All of those shares are being registered under this registration statement.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation.  They are located at 2469 East Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.  The telephone number is (801) 274-1088, the facsimile number is (801) 274-1099, and the e-mail address is justblank2000@yahoo.com.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Stan J.H. Lee, CPA/CMA, PCAOB is our auditor.  There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Basis of Representation

The accompanying financial statements, as of June 30, 2011 and for the six months ended June 30, 2011 and 2010, and for the years ended December 31, 2010 and 2009, have been prepared by the Company. Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2010 and 2009.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position as of June 30, 2011, results of operations and cash flows for the six months ended June 30, 2011 and 2010 have been made. The results of operations for the six months ended June 30, 2011 are not necessarily indicative of the operating results for the full year.

ALENTUS CORPORATION
Consolidated Balance Sheet

	As of	As of
	30-Jun-2011	31-Dec-2010
	unaudited	audited
ASSETS
Current Assets
Cash	$208,779	$136,065
Accounts receivable(net)	158,494	163,247
Prepaid expenses	30,000	-

Total Current Assets	397,274	299,312

Net Property & Equipment	557,283	653,258

Other Assets
Intangibles	8,696,668	8,696,668
Intangibles amortization	(4,076,403)	(3,610,503)
Deposits	80,178	80,178
Notes receivable	58,575	126,666
Investment	-	23,720
Other assets	0.00	-

Total Other Assets	4,759,018	5,316,729

TOTAL ASSETS	$5,713,575	$6,269,299
LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$679,063	$981,353
Payroll liabilities	8,892	15,233
Income & Sales taxes payable	6,716	35,103
Lease obligations	78,196	131,849
Stock compensation	-	-
Current portion of deferred revenue	1,075,863	1,131,196
Current portion of debt and accrued interest	509,000	274,395
Other current liabilities	-	-

Total Current Liabilities	2,357,730	2,569,128

Long-term Liabilities
Notes payable and accrued interest	3,997,832	5,124,606
Non-current lease obligations	-	-
Non-current portion of deferred revenue	56,944	66,144

Total Long-term Liabilities	4,054,776	5,190,749

Total Liabilities	6,412,506	7,759,877

Stockholders' Equity
Preferred stocks: Series A-1, Series A-2, Series C-1 and Series C-2 with 500,000 shares authorized for each and with 3445, 2000, 240 and 8279 shares issued and outstanding respectively at Jun 30	3,705,140	2,809,640
Common stock at par, ($0.001 par value, 350,000,000 shares authorized and 99,038,280 shares issued and outstanding as of Jun 30, 2011)	23,860	23,860

Capital contribution
Additional paid-in capital	1,088,997	1,088,997
Common stock subscribed	-	-
Stock compensation	923,813	860,675
Retained earnings - prior yr	(6,596,796)	(5,965,340)
Earnings YTD	(135,974)	(631,456)
Other comprehensive income	253,276	253,276
Other	-	-
Foreign currency translation adjustment	38,754	69,770
Total Stockholders' Equity	(698,931)	(1,490,578)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$5,713,575	$6,269,299

See Notes to Unaudited Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Operations

	Three-Months	Six-Months	Three-Months	Six-Months
	Ended	Ended	Ended	Ended
	30-Jun-2011	30-Jun-2011	30-Jun-2010	30-Jun-2010
	unaudited	unaudited	audited	audited

Revenues

Income	$1,223,197	$2,427,747	$1,552,558	$3,162,754

Total Revenues	1,223,197	2,427,747	1,552,558	3,162,754

Cost of Sales

Services	165,939	322,077	323,669	699,546
Other Reselling	27,456	46,128	44,225	74,633
Supplies/software	101,516	205,286	106,572	207,444

Total Costs of Sales	294,910	573,491	474,467	981,623

Gross Profit	928,287	1,854,257	1,078,091	2,181,131

Operating Expenses

Depreciation & amortization	293,721	586,404	367,641	766,154
Salaries & wages	529,421	1,053,656	540,317	1,127,431
Stock compensation	49,546	75,267	127,198	165,552
Administrative expenses	264,511	496,905	271,827	563,203

Total Operating Expenses	1,137,199	2,212,232	1,306,982	2,622,341

Operating Income (Loss)	(208,912)	(357,976)	(228,891)	(441,210)

Other Income (Expenses)

Interest Income	-	623	1	4
Interest Expense	(50,599)	(107,536)	(267,446)	(530,459)
Other	(14,334)	328,915	60,018	68,086

Total Other Income (Expenses)	(64,933)	222,001	(207,428)	(462,369)

NET INCOME (LOSS)	$(273,844)	$(135,974)	$(436,319)	$(903,579)

BASIC EARNINGS (LOSS) PER SHARE	$-0.003	$-0.001	$-0.005	$-0.011

Normalized EBITDA	$134,355	$303,695	$325,965	$558,582
(Add back int, inc tax, depr/amrt, stk comp)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
	99,038,280	96,903,063	81,378,345	78,728,345

See Notes to Unaudited Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Cash Flows

	Three-Months	Six-Months	Three-Months	Six-Months
	Ended	Ended	Ended	Ended
	30-Jun-2011	30-Jun-2011	30-Jun-2010	30-Jun-2010
	unaudited	unaudited	unaudited	unaudited

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(273,844)	(135,974)	(436,319)	(903,579)

Adjustments to reconcile net loss to net cash
used in operating activities:

Depreciation expense	60,771	120,504	72,469	165,857
Amortization expense	232,950	465,900	295,172	600,297

Change in assets and liabilities
(Increase) decrease in Accounts Receivable	(18,335)	4,753	(102,203)	80,652
(Increase) decrease in Prepaid Expenses	15,000	(30,000)	4,018	8,035
(Increase) decrease in Deposits	-	-	-	(75,355)
(Increase) decrease in Notes Receivable	6,500	68,091	2,000	(14,000)
(Increase) decrease in Investments	23,720	23,720	-	-
(Increase) decrease in Due from Related Parties	-	-	1	443
Increase (decrease) in Accounts Payable	(24,424)	(302,291)	(94,768)	(278,444)
Increase (decrease) in Payroll Liabilities	9	(6,340)	(30,233)	(77,383)
Increase (decrease) in Current Portion Deferred Revenue	(24,774)	(55,333)	(47,492)	(118,219)
Increase (decrease) in Long Term Portion Deferred Rev	(4,972)	(9,200)	(741)	(4,312)
Increase (decrease) in Lease Payable	(7,708)	(53,653)	(974)	14,229
Increase (decrease) in Current Portion of Debt & Accrued Int	185,653	234,605	(3,354)	(6,153)
Increase (decrease) in Other Current Liabilities	-	-	71	(2,128)
Increase (decrease) in Income & Sales Taxes Payable	(37,325)	(28,387)	3,594	8,418

Net cash provided (used) by operating activities	133,220	296,395	(338,761)	(601,643)

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of Fixed Assets	(4,626)	(24,529)	(6,790)	(53,237)

Net cash provided (used) by investing activities	(4,626)	(24,529)	(6,790)	(53,237)

CASH FLOWS FROM FINANCING ACTIVITIES

Change in Long Term Notes & Accrued Int Payable	(212,101)	(1,126,773)	(23,859)	347,936
Change in Preferred Stock	60,000	895,500	-	24,500
Change in Common Stock at Par	-	-	5,500	6,600
Change in Additional Paid in Capital	-	-	269,500	290,400
Change in Stock Compensation	49,546	63,139	157,198	225,552

Net cash provided (used) by financing activities	(102,556)	(168,134)	408,339	894,987

Effect of exchange rate changes on cash	(60,503)	(31,017)	(34,940)	(97,932)

Net increase (decrease) in cash	(34,465)	72,714	27,848	142,176

Cash at beginning of period	243,244	136,065	69,300	(45,028)

Cash at end of period	208,779	208,779	97,147	97,147

ALENTUS CORPORATION

Consolidated Statement of Changes in Stockholders' Equity

	Common	Common	Common	Additional	Preferred	Stock	Cumulative	Foreign	Other	Total
	Shares	Shares	Stock	Paid	Stock	Comp	Earnings	Currency		Shareholder
	Issued	Subscribed	at par	in Capital	Amount			Translation		Equity
Balance, September 30,2007	20,402,291	-	-	100	-	-	($16,469)	-	-	(16,369)
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	500,000	500	149,500	-	-	-	-	-	150,000
Preferred stock	-	-	-	-	1,471,967	-	-	-	-	1,471,967
Stock Compensation	-	3,040,229	-	-	-	10,201	-	-	-	10,201
Foreign currency translation adjustment	-	-	-	-	-	-	-	(31,037)	-	(31,037)
Net income for the quarter ended, December 31	-	-	-	-	-	-	(275,828)	-	-	(275,828)
Balance, December 31, 2007	20,402,291	3,540,229	500	149,600	1,471,967	10,201	(292,297)	(31,037)	-	1,308,935
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	500,000	500	99,500	-	-	-	-	-	100,000
Preferred stock	-	-	-	-	23,122	-	-	-	-	23,122
Stock Compensation	-	748,781	-	-	-	3,744	-	-	-	3,744
Foreign currency translation adjustment	-	-	-	-	-	-	-	27,412	-	27,412
Net income for the quarter ended, March 31	-	-	-	-	-	-	(514,459)	-	-	(514,459)
Balance, March 31, 2008	20,402,291	4,789,010	1,000	249,100	1,495,089	13,945	(806,756)	(3,625)	-	948,754
Common stock issued	-	-	-	100	-	-	-	-	-	100
Common stock subscribed	-	500,000	500	99,500	-	-	-	-	-	100,000
Stock dividend	30,603,440	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	254,910	-	-	-	-	254,910
Stock Compensation	1,538,461	85,656	-	-	-	353,744	-	-	-	353,744
Foreign currency translation adjustment	-	-	-	-	-	-	-	(21,969)	-	(21,969)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(660,141)	-	-	(660,141)
Balance at June 30, 2008	52,544,192	5,374,666	1,500	348,700	1,749,999	367,689	(1,466,896)	(25,594)	-	975,398
Common stock issued	1,500,000	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	(1,000,000)	500	49,500	-	-	-	-	-	50,000
Preferred stock	-	-	-	-	25,000	-	-	-	-	25,000
Stock Compensation	1,040,000	617,531	-	-	-	55,619	-	-	-	55,619
Foreign currency translation adjustment	-	-	-	-	-	-	-	(7,823)	-	(7,823)
Net income for the quarter ended, September 30	-	-	-	-	-	-	(746,476)	-	-	(746,476)
Balance at September 30, 2008	55,084,192	4,992,197	2,000	398,200	1,774,999	423,308	(2,213,372)	(33,416)	-	351,719
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	30,000	-	-	-	-	30,000
Stock Compensation	4,310,075	(1,056,541)	-	-	-	28,744	-	-	-	28,744
Foreign currency translation adjustment	-	-	-	-	-	-	-	112,271	-	112,271
Net income for the quarter ended, December 31	-	-	-	-	-	-	(918,541)	-	-	(918,541)
Balance at December 31, 2008	59,394,267	3,935,656	2,000	398,200	1,804,999	452,052	(3,131,912)	78,855	-	(395,807)
Common stock issued	1,100,000	-	1,100	92,400	-	-	-	-	-	93,500
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	2,591,667	(2,500,000)	-	-	-	34,250	-	-	-	34,250
Foreign currency translation adjustment	-	-	-	-	-	-	-	34,972	-	34,972
Net income for the quarter ended, March 31	-	-	-	-	-	-	(581,255)	-	-	(581,255)
Balance at March 31, 2009	63,085,934	1,435,656	3,100	490,600	1,804,999	486,302	(3,713,167)	113,827	-	(814,339)
Convertible debt exercise	1,460,325	-	1,460	135,197	-	-	-	-	-	136,658
Acquisition of Route Sense	100,000	-	-	-	-	-	-	-	-	0
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	90,625	-	-	-	-	20,037	-	-	-	20,037
Foreign currency translation adjustment	-	-	-	-	-	-	-	(77,552)	-	(77,552)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(818,322)	-	-	(818,322)
Balance at June 30, 2009	64,736,884	1,435,656	4,560	625,797	1,804,999	506,339	(4,531,490)	36,275	-	(1,553,519)
Common stock issued	1,600,000		1,100	37,400	-	-	-	-	-	38,500
Common stock subscribed	-	(500,000)	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	(38,400)	-	-	-	38,400	0
Stock Compensation	85,417	-	-	-	-	34,704	-	-	-	34,704
Foreign currency translation adjustment	-	-	-	-	-	-	-	(83,079)	-	(83,079)
Net income for the quarter ended, September 30	-	-	-	-	-	-	(848,047)	-	-	(848,047)

	Common	Common	Common	Additional	Preferred	Stock	Cumulative	Foreign	Other	Total
	Shares	Shares	Stock	Paid	Stock	Comp	Earnings	Currency		Shareholder
	Issued	Subscribed	at par	in Capital	Amount			Translation		Equity
Balance at September 30, 2009	66,422,301	935,656	5,660	663,197	1,766,599	541,043	(5,379,536)	(46,805)	38,400	(2,411,441)
Common stock issued	1,100,000	-	1,100	20,900	-	-	-	-	-	22,000
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	1,253,460	(186,875)	-	-	-	17,034	-	-	-	17,034
Foreign currency translation adjustment	-	-	-	-	-	-	-	(3,570)	-	(3,570)
Net income for the quarter ended, December 31	-	-	-	-	-	-	(585,803)	-	-	(585,803)
Balance at December 31, 2009	68,775,761	748,781	6,760	684,097	1,766,599	558,078	(5,965,340)	(50,375)	38,400	(2,961,781)
Convertible debt exercise	5,000,000	-	-	-	-	-	-	-	-	0
Common stock issued	1,100,000	-	1,100	20,900	-	-	-	-	-	22,000
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	24,500	-	-	-	-	24,500
Stock Compensation	1,202,584	(748,781)	-	-	-	68,354	-	-	-	68,354
Foreign currency translation adjustment	-	-	-	-	-	-	-	(62,993)	-	(62,993)
Net income for the quarter ended, March 31	-	-	-	-	-	-	(467,260)	-	-	(467,260)
Balance at March 31, 2010	76,078,345	-	7,860	704,997	1,791,099	626,432	(6,432,600)	(113,368)	38,400	(3,377,180)
Convertible debt exercise & adj	500,000	-	5,500	269,500	-	-	-	-	-	275,000
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	4,800,000	-	-	-	-	157,198	-	-	-	157,198
Foreign currency translation adjustment	-	-	-	-	-	-	-	(34,940)	-	(34,940)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(436,319)		-	(436,319)
Balance at June 30, 2010	81,378,345	-	13,360	974,497	1,791,099	783,629	(6,868,919)	(148,308)	38,400	(3,416,241)
Convertible debt exercise	-	-	-	-	1,008,540	-	-	-	-	1,008,540
Common stock issued	5,000,000	-	2,000	23,000	-	-	-	-	-	25,000
Common stock subscribed	-	5,500,000	8,500	91,500	-	-	-	-	-	100,000
Preferred stock	-	-	-	-	-	-	-	-	214,876	214,876
Stock Compensation	3,055,168	-	-	-	-	36,860	-	-	-	36,860
Foreign currency translation adjustment	-	-	-	-	-	-	-	30,573	-	30,573
Net income for the quarter ended, September 30	-	-	-	-	-	-	1,335,235	-	-	1,335,235
Balance at September 30, 2010	89,433,513	5,500,000	23,860	1,088,997	2,799,639	820,489	(5,533,684)	(117,734)	253,276	(665,156)
Common stock issued	5,500,000	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	(5,500,000)	-	-	-		-		-	0
Preferred stock	-	-	-	-	10,000	-	-	-	-	10,000
Stock Compensation	-	-	-	-	-	40,185	-	-	-	40,185
Foreign currency translation adjustment	-	-	-	-	-	-	-	187,505	-	187,505
Net income for the quarter ended, December 31	-	-	-	-	-	-	(1,063,112)	-	-	(1,063,112)
Balance at December 31, 2010	94,933,513	-	23,860	1,088,997	2,809,639	860,675	(6,596,796)	69,770	253,276	(1,490,579)
Common stock issued	(700,000)	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	835,500	-	-	-	-	835,500
Stock Compensation	534,332	-	-	-	-	13,593	-	-	-	13,593
Foreign currency translation adjustment	-	-	-	-	-	-	-	29,486	-	29,486
Net income for the quarter ended, March 31	-	-	-	-	-	-	137,870	-	-	137,870
Balance at March 31, 2011	94,767,845	-	23,860	1,088,997	3,645,139	874,268	(6,458,926)	99,256	253,276	(474,130)
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	1,236,100	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	60,000	-	-	-	-	60,000
Stock Compensation	3,034,335	-	-	-	-	49,546	-	-	-	49,546
Foreign currency translation adjustment	-	-	-	-	-	-	-	(60,503)	-	(60,503)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(273,844)	-	-	(273,844)
Balance at June 30, 2011	97,802,180	1,236,100	23,860	1,088,997	3,705,139	923,813	(6,732,771)	38,754	253,276	(698,931)

ALENTUS CORPORTION

Notes to the Consolidated Financial Statements

June 30, 2011

(Unaudited)

Note 1. – Organization & Basis of Presentation

Company Description

Alentus Corporation (the “Company”) through its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Areti Corporation is a leading provider of internet based solutions for small and mid-sized businesses. Collectively they meet the needs of businesses anywhere along their lifecycle by offering a full range of Internet based services and support, including website design, website hosting, domain name registration, logo design, search engine optimization, shopping cart software, eCommerce website design, dedicated server hosting and SaaS.

Basis of Presentation

The accompanying consolidated balance sheet as of June 30, 2011 and year ended December 31, 2010 (audited), the consolidated statements of operations for the three and six months ended June 30, 2011 and 2010; the consolidated statements of cash flows for the three and six months ended June 30, 2011 and 2010, and the related notes to the consolidated financial statements are unaudited except otherwise noted.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2010, except that certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been condensed or excluded as permitted.

In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s financial position as of June 30, 2011 and year ended December 31, 2010, and the Company’s results of operations for the three and six months ended June 30, 2011 and 2010 and cash flows for the three and six months ended June 30, 2011. The results of operations for the three and six months ended June 30, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011.

Note 2. – Summary of Significant Accounting Policies

a.   Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

b.   Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The Company has not experienced any losses in such accounts.

c. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

d. Financial Statement Presentation

Denominations used in the financial statements presentation are stated in United State Dollars and a substantial portion of the financial results are translated from Canadian Dollars.

e. Principles of Consolidation:

The accompanying financial statements include the accounts of Alentus Corporation, Inc. a Nevada Corporation and its subsidiaries, Alentus Corporation in Canada, Alentus UK Ltd in the United Kingdom, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Route Sense Corporation.  All significant intercompany accounts, transactions and profits have been eliminated upon consolidation and combination.

f. Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset.

Office equipment

5 years

Computer equipment and software

5 years

Furniture and fixture

7 years

Leasehold Improvements

5 years

g. Accounts Receivable

The Company’s accounting policies are to show accounts receivables at net of the allowance for doubtful accounts.

h. Goodwill and Other Intangible Assets

In accordance with ASC 350, Intangibles – Goodwill and Other, goodwill is determined to have an indefinite useful life and is tested for impairment, at least annually or more frequently if indicators of impairment arise. If impairment of the carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. The Company completed its annual goodwill impairment test during the fourth quarter of 2010 and determined that there were no indicators of impairment during the year ended December 31, 2010. In addition, there were no impairment indicators during the six months ended June 30, 2011.

Intangible assets acquired as part of a business combination are accounted for in accordance with ASC 805, Business Combinations, and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Indefinite lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with ASC 350. The Company completed its annual indefinite-lived intangible asset impairment test as of December 31, 2010 and determined that there was no impairment. In addition, there was no impairment indicators during the six months ended June 30, 2011. Definite-lived intangible assets are amortized on a straight-lined basis over their useful lives, which range between twelve months and seven years. The Company uses the straight line method because it is consistent with how the intangible assets are utilized.

i. Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of its fees is reasonably assured.

Thus, the Company recognizes subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual, annual or on a multi-year basis, at the customer’s option. For all of the Company’s customers, regardless of their billing method, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, the Company recognizes subscription revenue on a daily basis over the applicable service period.

The Company accounts for its multi-element arrangements, such as in the instances where it designs a custom website and separately offers other services such as hosting and marketing, in accordance with ASC 605-25, Revenue Recognition: Multiple-Element Arrangement. The Company identifies each element in an arrangement and assigns the relative selling price to each element. The additional services provided with a custom website are recognized separately over the period for which services are performed.

j. Stock Based Employee Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, compensation – Stock Compensation. Accordingly, the fair value of all stock awards is recognized as compensation expense over the vesting period.

k. Earnings per Share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period.

l. Recent Accounting Pronouncements:

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of ASU 2010-29 is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by ASC 805 that enters into business combinations that are material on an individual or aggregate basis. This guidance will become effective for the Company for acquisitions occurring on or after the beginning of its 2012 fiscal year. The Company does not expect the adoption of this guidance will have a material impact upon its financial position or results of operations.

Note 3. Basic & Diluted Income/(Loss)

Other Income: Other includes $9,386 gain on settlement of vendor debt as well as $23,720 loss on the termination of an investment in a partnership.

Basic gain (loss) per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Three Months ended June 30, 2011

Net income (loss) from operations	$(273,844)

Basic income / (loss) per share	$(0.0028)

Weighted average number of shares outstanding	99,038,280

Note 4. Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. In accordance with ASC 350, Intangibles-Goodwill and other, goodwill is not amortized. The Company has determined that it has one reporting unit and performs its annual goodwill impairment test as of December 31 each year. In analyzing goodwill and intangible assets for potential impairment, the Company uses projections of future discounted cash flows and other procedures to determine whether the Company’s estimated fair value exceeds its carrying value. During the year ended December 31, 2010, the Company completed its annual goodwill and other indefinite lived intangible assets impairment test and the results determined that the goodwill and indefinite lived intangible assets were not at risk of failing step 1 and therefore not impaired at December 31, 2010. In addition, the Company believes there were no indicators of impairment during the quarter ended June 30, 2011.

As of June 30, 2011 the intangible assets are:

Note 5.  Equipment Leases Payable

June 30, 2011
Cisco and Dell Financial Corporation capital lease obligations in US and Canada, With monthly lease payments due July 2011 to June 2014.	$ 78,196

Note 6. - Property and Equipment

At June 30, 2011 the equipment consisted of the following

Note 7. – Other Commitments

The Company has an operating lease for its Canadian premises and parking at $ 7,530 per month, under a lease expiring in March 2012. The Company is also responsible for its pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

June 30, 2011

2011	45,180
2012	22,590
$67,770

The Company has an operating lease for its Austin office premises and parking at $2,825 per month, under a lease expiring in April 2012.

The minimum annual lease payments until maturity are as follows:

June 30, 2011

2011	16,950
2012	11,300
$28,250

The Company has an operating lease for its Ohio premises and parking at $ 4,523 per month, under a lease expiring in August 2012. The Company is also responsible for its pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

June 30, 2011

2011	27,138
2012	36,184
$63,322

The Company has also entered into operating leases for its data lines. The data lines are leased at approximately $40,000 per month, under leases expiring in 2011 and 2012 with most being one year terms.

Note 8. - Notes Payable

The debt consists of the following:

(1)

Debt term notes with unrelated parties.   Terms of the notes are: interest only for two years followed by 5 year amortization and due in full in Mar 2018, bears an interest rate at 4%.

(2)

This note may be converted into stock.

(3)

This is a selling party note subject to write down via the reps and warranties as stated in the purchase agreement. Full face value is 193,000 GBP.

(4)

This is a loan to help pay for our audit and up-listing expenses.

(5)

This is two third party loans. These notes may be converted into stock. The maturity date is Jan 2013.

(6)

This is two third party loans used to pay for a deposit on an advertising campaign. The interest to be paid is a function of the sales resulting from the campaign. The maturity date is Mar 2012.

(7)

This third party loan is associated with payment of a past due vendor account payable.

Note 9.  - Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company’s cumulative loss is $6,732,770 and working capital deficit was $1,960,456.  The Company will actively pursue its business activities, offer noncash consideration, secure additional or refinance the debt and/or raise equity as a means of financing its operations and meet the credit obligations. If the Company is unable to return to its profitability or obtain necessary financing, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Stan J.H. Lee, CPA

2160 North Central Rd.  Suite 209* Fort Lee * NJ 07024

P.O. Box 436402 * San Diego * CA 92143-9402

619-623-7799 *Fax 619-564-3408 *  E-mail) stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Alentus Corporation and its Subsidiaries

We have audited the accompanying consolidated balance sheets of Alentus Corporation and its Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operation, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An  audit includes consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in  the  circumstances, but  not  for the purpose of expressing an opinion  on  the  effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alentus Corporation and its Subsidiaries as of December 31, 2010 and 2009, and the results of its operation and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

June 28, 2011

Fort Lee, NJ, 07024

ALENTUS CORPORATION
Consolidated Balance Sheets
	As of December 31
	2010	2009
ASSETS
Current Assets
Cash	$136,065	$(45,028)
Accounts receivable(net)	163,247	258,468
Prepaid GST tax	-	-
Prepaid income taxes	-	-
Prepaid expenses	-	8,035

Total Current Assets	299,312	221,475

Net Property & Equipment	653,258	861,165

Other Assets
Intangibles	8,696,668	9,488,109
Intangibles amortization	(3,610,503)	(2,453,777)
Deposits	80,178	2,825
Notes receivable	126,666	132,900
Investment	23,720	23,720

Total Other Assets	5,316,729	7,193,777

TOTAL ASSETS	$6,269,299	$8,276,416

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$981,353	$1,777,213
Payroll liabilities	15,233	171,229
Income & Sales taxes payable	35,103	15,145
Lease obligations	131,849	83,489
Stock compensation	-	-
Current portion of deferred revenue	1,131,196	1,299,402
Current portion of debt and accrued interest	274,395	145,003
Other current liabilities	-	551

Total Current Liabilities	2,569,128	3,492,032

Long-term Liabilities
Notes payable and accrued interest	5,124,606	7,669,955
Non-current lease obligations	-	-
Non-current portion of deferred revenue	66,144	76,209

Total Long-term Liabilities	5,190,749	7,746,164

Total Liabilities	7,759,877	11,238,197

Stockholders' Equity
Preferred stocks: Series A-1, Series A-2, and Series C-2 with 1 million shares authorized for each and with 4053, 2000 and 8,519 shares issued and outstanding respectively at Dec 31	2,809,640	1,766,600

Common stock at par, ($0.001 par value, 350,000,000 shares authorized and 94,933,513 shares issued and outstanding as of Dec 31, 2010)	23,860	6,760

Capital contribution
Additional paid-in capital	1,088,997	684,097
Common stock subscribed	-	-
Stock compensation	860,675	558,078
Retained earnings - prior yr	(5,965,340)	(3,131,913)
Earnings YTD	(631,456)	(2,833,427)
Other comprehensive income	253,276	38,400
Other	-	-
Foreign currency translation adjustment	69,770	(50,375)
Total Stockholders' Equity	(1,490,578)	(2,961,781)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$6,269,299	$8,276,416

See Notes To Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Operations

	Fiscal Years Ended
	December 31,
	2010	2009
Revenues
Income	$5,974,178	$6,516,303
Total Revenues	5,974,178	6,516,303

Cost of Sales
Services	1,235,669	1,777,982
Other Reselling	135,100	142,071
Supplies/software	467,066	472,517
Total Costs of Sales	1,837,836	2,392,570

Gross Profit	4,136,343	4,123,733

Operating Expenses
Depreciation & amortization	1,453,480	1,850,075
Salaries & wages	2,234,078	2,489,749
Stock compensation	233,222	88,026
Administrative expenses	1,127,224	1,597,137
Total Operating Expenses	5,048,005	6,024,988

Operating Income (Loss)	(911,662)	(1,901,254)

Other Income (Expenses)
Interest Income	4	994
Interest Expense	(732,740)	(936,093)
Income from forgiveness of debts	1,012,942	2,926
Total Other Income (Expenses)	280,206	(932,173)

NET INCOME (LOSS)	$(631,456)	$(2,833,427)

BASIC EARNINGS (LOSS) PER SHARE	$-0.007	$-0.043

Normalized EBITDA	910,734	39,773
(Add back interest, income tax, depreciation, amortization and stock compensation)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
	$85,455,929	$65,755,220

See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statement of Changes in Stockholders' Equity
	Common Shares Issues	Common Shares Subscribed	Common Stock At Par	Additional Paid in Capital	Preferred Stock Amount	Stock Comp	Cumulative Earnings	Foreign Currency Translation	Other	Total Shareholder Equity
Balance at December 31, 2008	59,394,267	3,935,656	$2,000	$398,200	$1,804,999	$452,052	$(3,131,912)	$78,855	$-	$(395,807)
Common stock issued	1,100,000	-	1,100	92,400	-	-	-	-	-	93,500
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	2,591,667	(2,500,000)	-	-	-	34,250	-	-	-	34,250
Foreign currency translation adjustment	-	-	-	-	-	-	-	34,972	-	34,972
Net income for the quarter ended, March 31	-	-	-	-	-	-	(581,255)	-	-	(581,255)
Convertible debt exercise	1,460,325	-	1,460	135,197	-	-	-	-	-	136,658
Acquisition of Route Sense	100,000	-	-	-	-	-	-	-	-	0
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	90,625	-	-	-	-	20,037	-	-	-	20,037
Foreign currency translation adjustment	-	-	-	-	-	-	-	(77,552)	-	(77,552)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(818,322)	-	-	(818,322)
Common stock issued	1,600,000	-	1,100	37,400	-	-	-	-	-	38,500
Common stock subscribed	-	(500,000)	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	(38,400)	-	-	-	38,400	0
Stock Compensation	85,417	-	-	-	-	34,704	-	-	-	34,704
Foreign currency translation adjustment	-	-	-	-	-	-	-	(83,079)	-	(83,079)
Net income for the quarter ended, September 30	-	-	-	-	-	-	(848,047)	-	-	(848,047)
Common stock issued	1,100,000	-	1,100	20,900	-	-	-	-	-	22,000
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	1,253,460	(186,875)	-	-	-	17,034	-	-	-	17,034
Foreign currency translation adjustment	-	-	-	-	-	-	-	(3,570)	-	(3,570)
Net income for the quarter ended, December 31	-	-	-	-	-	-	(585,803)	-	-	(585,803)
Balance at December 31, 2009	68,775,761	748,781	$6,760	$684,097	$1,766,599	$558,078	$(5,965,340)	$(50,375)	$38,400	$(2,961,781)
Convertible debt exercise	5,000,000	-	-	-	-	-	-	-	-	0
Common stock issued	1,100,000	-	1,100	20,900	-	-	-	-	-	22,000
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	24,500	-	-	-	-	24,500
Stock Compensation	1,202,584	(748,781)	-	-	-	68,354	-	-	-	68,354
Foreign currency translation adjustment	-	-	-	-	-	-	-	(62,993)	-	(62,993)
Net income for the quarter ended, March 31	-	-	-	-	-	-	(467,260)	-	-	(467,260)
Convertible debt exercise & adj	500,000	-	5,500	269,500	-	-	-	-	-	275,000
Common stock issued	-	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	-	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	-	-	-	-	-	0
Stock Compensation	4,800,000	-	-	-	-	157,198	-	-	-	157,198
Foreign currency translation adjustment	-	-	-	-	-	-	-	(34,940)	-	(34,940)
Net income for the quarter ended, June 30	-	-	-	-	-	-	(436,319)	-	-	(436,319)
Convertible debt exercise	-	-	-	-	1,008,540	-	-	-	-	1,008,540
Common stock issued	5,000,000	-	2,000	23,000	-	-	-	-	-	25,000
Common stock subscribed		5,500,000	8,500	91,500	-	-	-	-	-	100,000
Preferred stock		-	-	-	-	-	-	-	214,876	214,876
Stock Compensation	3,055,168	-	-	-	-	36,860	-	-	-	36,860
Foreign currency translation adjustment		-	-	-	-	-	-	30,573	-	30,573
Net income for the quarter ended, September 30	-	-	-	-	-	-	1,335,235	-	-	1,335,235
Common stock issued	5,500,000	-	-	-	-	-	-	-	-	0
Common stock subscribed	-	(5,500,000)	-	-	-	-	-	-	-	0
Preferred stock	-	-	-	-	10,000	-	-	-	-	10,000
Stock Compensation	-	-	-	-	-	40,185	-	-	-	40,185
Foreign currency translation adjustment	-	-	-	-	-	-	-	187,505	-	187,505
Net income for the quarter ended, December 31	-	-	-	-	-	-	(1,063,112)	-	-	(1,063,112)
Balance at December 31, 2010	94,933,513	-	$23,860	$1,088,997	$2,809,639	$860,675	$(6,596,796)	$69,770	$253,276	$(1,490,579)
See Notes to Financial Statements

ALENTUS CORPORATION
Consolidated Statements of Cash Flows
	December 31,
	2010 $	2009 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(631,456)	(2,833,427)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	296,754	582,471
Amortization expense	1,156,726	1,267,604

Change in assets and liabilities
(Increase) decrease in Accounts Receivable	95,220	199,578
(Increase) decrease in Prepaid Expenses	8,035	27,838
(Increase) decrease in Deposits	(77,353)	(2,825)
(Increase) decrease in Intangibles	791,441	(12,830)
(Increase) decrease in Notes Receivable	(2,000)	(124,665)
(Increase) decrease in Investments	-	(23,720)
(Increase) decrease in Due from Related Parties	8,234	5,558
Increase (decrease) in Accounts Payable	(795,860)	180,671
Increase (decrease) in Payroll Liabilities	(155,997)	(99,270)
Increase (decrease) in Current Portion Deferred Revenue	(168,207)	(91,865)
Increase (decrease) in Long Term Portion Deferred Rev	(10,065)	(34,881)
Increase (decrease) in Lease Payable	48,360	(5,467)
Increase (decrease) in Current Portion of Debt & Accrued Interest	129,392	(14,338)
Increase (decrease) in Other Current Liabilities	(551)	(4,252)
Increase (decrease) in Other Comprehensive Income	214,876	38,400
Increase (decrease) in Income & Sales Taxes Payable	19,958	36,524

Net cash provided (used) by operating activities	927,508	(908,896)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Fixed Assets	(88,847)	(266,614)

Net cash provided (used) by investing activities	(88,847)	(266,614)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in Long Term Notes & Accrued Int Payable	(2,545,350)	844,610
Change in Preferred Stock	1,043,040	(38,400)
Change in Common Stock at Par	17,100	4,760
Change in Additional Paid in Capital	404,900	285,897
Change in Stock Compensation	302,597	106,026

Net cash provided (used) by financing activities	(777,713)	1,202,894

Effect of exchange rate changes on cash	120,146	(129,230)

Net increase (decrease) in cash	181,093	(101,846)

Cash at beginning of period	(45,028)	56,817

Cash at end of period	136,065	(45,028)

Noncash Investing and Financing Activities:
Change in Long Term Notes & Accrued Int Payable	(2,545,350)	844,610
Change in Preferred Stock	1,043,040	(38,400)
Change in Common Stock at Par	17,100	4,760
Change in Additional Paid in Capital	404,900	285,897
Change in Stock Compensation	302,597	106,026

Supplemental Disclosures of Cash Flows :
Cash paid during period for income taxes	-	-
Cash paid during period for interest	-	-

See Notes to Financial Statements

ALENTUS CORPORTION

Notes to the Consolidated Financial Statements

December 31, 2010 and 2009

Note 1. – Organization & Basis of Presentation

Company Description

Alentus Corporation (the “Company”) through its subsidiaries, Alentus Corporation in Canada, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Areti Corporation is a leading provider of internet based solutions for small and mid-sized businesses. Collectively they meet the needs of businesses anywhere along their lifecycle by offering a full range of Internet based services and support, including website design, website hosting, domain name registration, logo design, search engine optimization, shopping cart software, eCommerce website design, dedicated server hosting and SaaS.

Basis of Presentation

The accompanying consolidated balance sheet as of year ended December 31, 2010 and 2009, the consolidated statements of operations and cash flows for the years then and the related notes to the consolidated financial statements are audited.

The consolidated financial statements include Alentus Corporation and its wholly-owned subsidiary operating in and outside the United States of America. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Our year end is December 31. The year ended December 31, 2010 is referred to as "2010", the year ended December 31, 2009 is referred to as "2009". Our consolidated statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company account balances and transactions have been eliminated

Note 2. – Summary of Significant Accounting Policies

This summary of significant account policies of Alentus Corporation and its Subsidiaries ., is presented to assist in understanding the Company's consolidated financial statements. The financial statements and the notes are the representation of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.

b.

Cash Equivalents

The Company considers all liquid investments with a maturity of six months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The Company has not experienced any losses in such accounts.

c.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

d.

Financial Statement Presentation

Denominations used in the financial statements presentation are stated in United State Dollars and substantial portions of the financial results are translated from Canadian Dollars and British Pounds.

e.

Principles of Consolidation:

The accompanying financial statements include the accounts of Alentus Corporation, Inc. a Nevada Corporation and its subsidiaries, Alentus Corporation in Canada, Alentus UK Ltd in the United Kingdom, and the following USA corporations; Web Site Source Inc, WebHosting Group Inc, Speedfox Inc, and Areti Corporation.  All significant intercompany accounts, transactions and profits have been eliminated upon consolidation and combination.

f.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset.

Office equipment

5 years

Computer equipment and software

5 years

Furniture and fixture

7 years

Leasehold Improvements

5 years

g.

Accounts Receivable

The Company’s accounting policies are to show accounts receivables at net of the allowance for doubtful accounts.

h.

Goodwill and Other Intangible Assets

In accordance with ASC 350, Intangibles – Goodwill and Other, goodwill is determined to have an indefinite useful life and is tested for impairment, at least annually or more frequently if indicators of impairment arise. If impairment of the carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. The Company completed its annual goodwill impairment test during the fourth quarter of 2010 and determined that there were no indicators of impairment during the year ended December 31, 2010.

Intangible assets acquired as part of a business combination are accounted for in accordance with ASC 805, Business Combinations, and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Indefinite lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with ASC 350. The Company completed its annual indefinite-lived intangible asset impairment test as of December 31, 2010 and determined that there was no impairment. Definite-lived intangible assets are amortized on a straight-lined basis over their useful lives, which range between twelve months and seven years. The Company uses the straight line method because it is consistent with how the intangible assets are utilized.

i.

Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of its fees is reasonably assured.

Thus, the Company recognizes subscription revenue on a monthly basis, as services are provided. Customers are billed for the subscription on a monthly, quarterly, semi-annual, annual or on a multi-year basis, at the customer’s option. For all of the Company’s customers, regardless of their billing method, subscription revenue is recorded as deferred revenue in the accompanying consolidated balance sheets. As services are performed, the Company recognizes subscription revenue on a daily basis over the applicable service period.

The Company accounts for its multi-element arrangements, such as in the instances where it designs a custom website and separately offers other services such as hosting and marketing, in accordance with ASC 605-25, Revenue Recognition: Multiple-Element Arrangement. The Company identifies each element in an arrangement and assigns the relative selling price to each element. The additional services provided with a custom website are recognized separately over the period for which services are performed.

j.

Stock Based Employee Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, compensation – Stock Compensation. Accordingly, the fair value of all stock awards is recognized as compensation expense over the vesting period.

k.

Earnings per Share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic net income per common share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period.

l.

Recent Accounting Pronouncements:

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of ASU 2010-29 is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by ASC 805 that enters into business combinations that are material on an individual or aggregate basis. This guidance will become effective for the Company for acquisitions occurring on or after the beginning of its 2012 fiscal year. The Company does not expect the adoption of this guidance will have a material impact upon its financial position or results of operations.

Note 3.  Basic & Diluted Income/(Loss)

Basic gain (loss) per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Year ended December 31, 2010

Net income (loss) from operations	$(631,456)

Basic income / (loss) per share	$(0.007)

Weighted average number of shares outstanding	85,455,929

Year ended December 31, 2009

Net income (loss) from operations	$(2,833,427)

Basic income / (loss) per share	$(0.043)

Weighted average number of shares outstanding	65,755,220

Note 4.  Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of the net assets of acquired businesses. In accordance with ASC 350, Intangibles-Goodwill and other, goodwill is not amortized. The Company has determined that it has one reporting unit and performs its annual goodwill impairment test as of December 31 each year. In analyzing goodwill and intangible assets for potential impairment, the Company uses projections of future discounted cash flows and other procedures to determine whether the Company’s estimated fair value exceeds its carrying value. During the year ended December 31, 2010 and 2009, the Company completed its annual goodwill and other indefinite lived intangible assets impairment test and the results determined that the goodwill and indefinite lived intangible assets were not at risk of failing step 1 and therefore not impaired at December 31, 2010 and 2009.

As of December 31, 2010 the intangible assets are:

As of December 31, 2009 the intangible assets are:

Note 5.  Equipment Leases Payable

December 31, 2010
Dell Financial Corporation capital lease obligations in US and Canada, With monthly lease payments due January 2011 to December 2012.	$ 131,849

December 31, 2009
Dell Financial Corporation capital lease obligations in US and Canada, With monthly lease payments due January 2010 to December 2011.	$ 83,489

Note 6.  Property and Equipment

At December 31, 2010 the equipment consisted of the following:

At December 31, 2009 the equipment consisted of the following:

Note 7.  Other Commitments

The Company has an operating lease for its Canadian premises and parking at $ 7,530 per month, under a lease expiring in March 2012. The Company is also responsible for its pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

December 31, 2010

2011	90,360
2012	22,590
$112,950

The Company has an operating lease for its Austin office premises and parking at $2,825 per month, under a lease expiring in April 2011.

The minimum annual lease payments until maturity are as follows:

December 31, 2010

2011	11,300
$11,300

The Company has an operating lease for its Ohio premises and parking at $ 4,523 per month, under a lease expiring in August 2012. The Company is also responsible for its pro rata share of the operating costs.

The minimum annual lease payments until maturity are as follows:

December 31, 2010

2011	54,276
2012	36,184
$90,460

The Company has also entered into operating leases for its data lines. The data lines are leased at approximately $40,000 per month, under leases expiring in 2011 and 2012 with most being one year terms.

Note 8.  Notes Payable

As of December 31, 2010:

The debt consists of the following:

(8)

Effective November 1, 2007, the Company has a senior debt term note with an unrelated party.   Terms of the note are: the note is due in Nov 2009 and bears an interest rate at 20%.

(9)

Effective November 1, 2007, the Company has a term note with unrelated party. Terms of the note are: the note is a 6-month note and bears an interest rate at 6%.

(10)

Effective March 07, 2008, the Company entered into a purchase agreement to buy equipment from an unrelated party.

(11)

This is a selling party note in the form of a subordinated promissory note subject to write down via the reps and warranties as stated in the purchase agreement and the Company currently expects a significant write-down from the face value.  Full face value is 746,912 CAD. The note would have been due on November 13, 2008 except the senior debt is still outstanding.

(12)

The Company has a term note with unrelated party.   Terms of the note are: the note is a 12-month note.

(13)

The Company has a short term note with unrelated party.

(14)

This is a selling party note in the form of a subordinated promissory note subject to write down via the reps and warranties as stated in the purchase agreement and the Company currently expects a modest write-down from the face value.  The note would have been due in March  2009 except the senior debt is still outstanding.

(15)

The Company has notes with several unrelated parties all with the same terms.  These notes may be converted into stock.

(16)

This is a selling party note subject to write down via the reps and warranties as stated in the purchase agreement and the Company currently expects a significant write-down from the face value. Full face value is 193,000 GBP.

(17)

This is a third party loan associated with our Canadian subsidiary that was used to purchase equipment and currently due.

As of December 31, 2009:

The debt consists of the following:

(1)

Effective November 1, 2007, the Company has a senior debt term note with an unrelated party.   Terms of the note are: the note is due in Nov 2009 and bears an interest rate at 20%.

(2)

Effective November 1, 2007, the Company has a term note with unrelated party. Terms of the note are: the note is a 6-month note and bears an interest rate at 6%.

(3)

Effective March 07, 2008, the Company entered into a purchase agreement to buy equipment from an unrelated party.

(4)

This is a selling party note in the form of a subordinated promissory note subject to write down via the reps and warranties as stated in the purchase agreement and the Company currently expects a significant write-down from the face value.  Full face value is 746,912 CAD. The note would have been due on November 13, 2008 except the senior debt is still outstanding.

(5)

The Company has a term note with unrelated party.   Terms of the note are: the note is a 12-month note.

(6)

The Company has a short term note with unrelated party.

(7)

This is a selling party note in the form of a subordinated promissory note subject to write down via the reps and warranties as stated in the purchase agreement and the Company currently expects a modest write-down from the face value.  The note would have been due in March  2009 except the senior debt is still outstanding.

Note 9.   Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company accumulated operating loss to December 31, 2010 was $ 6,596,796 and working capital deficit was $ 2,269,815.  The Company will actively pursue its business activities, offer noncash consideration, secure additional or refinance the debt and/or  raise equity as a means of financing its operations and meet the credit obligations. If the Company is unable to return to its profitability or obtain necessary financing, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

ALENTUS Corporation

4,393,846 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL THE EFFECTIVE DATE, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES WHETHER OR NOT PARTICIPATING IN THIS OFFERING MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$17.85
Federal Taxes	0
State Taxes and Fees	0
Transfer Agent Fees	5,000
Accounting fees and expenses	48,000
Legal fees and expenses	20,000
Blue Sky fees and expenses	1,000
Miscellaneous	10,000
Total	$84,017.85

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of Alentus will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•

any breach of the director’s duty of loyalty to us or our stockholders

•

acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law

•

or under applicable Sections of the Nevada Revised Statutes

•

the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

•

for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting ESPI. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in ESPI in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

None.

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ITEM 16.  EXHIBITS.

Exhibit No.	Description
3.1	Articles of Incorporation of Alpha 1 Products, Inc. (1)
3.2	Bylaws of the Company
3.3	Articles of Amendment Changing the Company’s Name to Windfall Entertainment, Inc. (1)
3.4	Articles of Amendment Changing the Company’s Name to Blueberry Holdings, Inc. (1)
3.5	Articles of Amendment Changing the Company’s Name to Alentus Corporation
3.6	Articles of Incorporation for Alentus Corporation, a Nevada Entity
3.7	Nevada Articles of Merger Between Alentus Corporation, a New York Entity, and Alentus Corporation, a Nevada Entity
3.8	New York Articles of Merger Between Alentus Corporation, a New York Entity, and Alentus Corporation, a Nevada Entity
5.1	Opinion of Vincent & Rees, L.C.
10.1	Share Exchange Agreement between the Company and EnActen Corporation
10.2	Share Exchange Agreement between the Company and Websitesource, Inc. (1)
10.3	Employment Agreement between the Company and William King
10.4	Employment Agreement between the Company and Randy Reineck
10.5	Draft Securities Purchase Agreement
14.1	Company Code of Ethics
23.1	Consent of Independent Auditor
99.1	Alentus, Inc. 2009 Stock Incentive Plan
99.2	Alentus, Inc. Form of Warrant

(1)

To be filed on Amendment.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any additional or changed material information with respect to the plan of distribution.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-2

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pahrump, Nevada, on the 29th day of September, 2011.

ALENTUS Corporation

By:	/s/ William Alan King
William Alan King
Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints William King as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date
/s/ William King William King	Chief Executive Officer, President Principal Financial Officer, Principal Accounting Officer and Chairman of the Board of Directors	October 4, 2011
/s/ Randy Reineck Randy Reineck	President	October 4, 2011

/s/ Lee Danna Lee Danna	Member of the Board of Directors	October 4, 2011

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